                                                                EXHIBIT (d)(vii)

                       INVESTMENT SUB-ADVISORY AGREEMENT


       AGREEMENT made this ___ day of January 2002, by and between, Charles Schwab Investment Management, Inc. ("CSIM"), and Berger LLC, a Nevada limited liability company, ("Sub-Adviser").

       WHEREAS, Schwab Capital Trust, a Massachusetts business trust ("Company"), is an open-end, management investment company registered under the Investment Company Act of 1940 ("1940 Act"), consisting of several series, each having its own investment objective and policies; and

       WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company ("Management Agreement"); and

       WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services ("Services") with respect to a portion of each series identified on Schedule A hereto, as may be amended from time to time, (each a "Fund") that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the "Managed Assets"), and Sub-Adviser is willing to render the Services.

       NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement ("Agreement"). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2. DUTIES OF SUB-ADVISER.

              (a) Subject to supervision by the Company, its Board of Trustees ("Trustees") and CSIM (collectively "Fund Parties"), Sub-Adviser will manage the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. Sub-Adviser will use the same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser's activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services. Notwithstanding any provision to the contrary, Sub-Adviser is authorized to delegate any or all of its investment management responsibilities to Perkins, Wolf & Company ("Agent"); provided, however, Sub-Adviser will be fully responsible for the Services of this Agreement delegated to Agent, as if Sub-Adviser performed such Services itself.

              (b) Unless CSIM provides written instructions to the contrary, Sub-Adviser will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets in the best interests of each Fund and its shareholders. Fund will forward promptly to Sub-Adviser copies of all proxies and shareholder communications relating to securities in the Managed Assets (other than materials relating to legal proceedings, including bankruptcies or class actions, involving securities in the Managed Assets or the issuers of such securities). Sub-Adviser will not be responsible or liable for failing to vote any proxies when it has not received such proxies or related shareholder communications in a timely basis.

              (c) Sub-Adviser will provide assistance to Company, Charles Schwab & Co, Inc. ("Distributor") and CSIM (collectively "Schwab Parties"), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) review of offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission ("SEC") and web and other medium based marketing and advertising. Schwab parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the prior written approval of Sub-Adviser, which will not be unreasonably withheld.

              (d) Unless CSIM provides written instructions to the contrary, Sub-Adviser will be responsible for determining, in good faith, the fair value of any securities of the Managed Assets for which market quotations are not readily available in accordance with guidelines and procedures adopted by the Trustees. CSIM acknowledges that Sub-Adviser will not be responsible for fair value pricing of securities: (i) in which Fund's pricing agent or CSIM has not provided reasonable notice that market quotations are not available; or (ii) in the event of operational or other market difficulties. In addition, Sub-Adviser will use it best efforts to arrange for the provision of market values from at least two parties independent of Sub-Adviser with respect to any securities of the Managed Assets for which the Company's pricing agent does not obtain prices in the ordinary course of business from an automated pricing service. Except as provided in the first sentence, Sub-Adviser will not be responsible for pricing the Fund's securities, and Fund will rely on its pricing agent for pricing the Fund's securities.

              (e) Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish when provided by CSIM in writing to Sub-Adviser; (ii) Company's Prospectus and Statement of Additional Information when provided by CSIM to Sub-Adviser ("Prospectus and SAI"); (iii) Company's Declaration of Trust and By-Laws when provided by CSIM to Sub-Adviser; (iv) 1940 Act; (v) the Investment Advisers Act of 1940 ("Advisers Act"); (vi) any exemptive or other relief granted by the SEC when provided in writing by CSIM to Sub-Adviser; (vii) the Internal Revenue Code of 1986 ("Code"); (viii) the Commodities and Exchange Act ("CEA"); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

              (f) Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay Fund expenses including, but not limited to, the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund, registration costs, administrative expenses, mailing expenses, proxy costs and extraordinary expenses.

3. DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser's performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, and the current Fund Policies, Prospectus and SAI as those documents may be amended from time to time. CSIM represents that it will obtain the necessary approvals of the Advisory Agreement and this Agreement by the Trustees and each Fund's shareholders as required by the 1940 Act.

4. CUSTODY. Company will designate one or more custodians to hold the Managed Assets ("Custodian") in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date.

5. PORTFOLIO TRANSACTIONS.

              (a) Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund through brokers or dealers that Sub-Adviser reasonably believes will provide best execution in a manner consistent with the written policies provided by Fund Parties to Sub-Adviser, or as Fund Parties may direct from time to time in writing, and in conformity with the federal securities laws.

              (b) In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

              (c) Consistent with any policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934).

              (d) In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM or any affiliated person of either Company, Distributor, CSIM (as disclosed in writing by CSIM to Sub-Adviser) or Sub-Adviser, Agent or any affiliated person of either Sub-Adviser or Agent (collectively "Related Parties"), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM.

              (e) Consistent with any policies established by Fund Parties, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser and its affiliates, if, in Sub-Adviser's reasonable judgment, such aggregation will result in an overall economic benefit to Fund and to its and its affiliates other accounts, taking into consideration the transaction price, brokerage commission and other expenses. In any single transaction in which purchases or sales of securities of any issuer for the account of a Fund are aggregated with other accounts managed by Sub-Adviser and its affiliates, the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the account of the Fund. CSIM acknowledges that such aggregation of orders may not result in a more favorable price or lower commission in all instances.

6. COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7. REPORTS.

              (a) Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets. CSIM will specify the information to be included in such quarterly reports. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser makes available to its other institutional clients.

              (b) Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

              (c) Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in control of Sub-Adviser and of any intended change in portfolio or senior management, as far in advance of such change as possible.

              (d) Sub-Adviser will make its officers and employees available to meet with Fund Parties at such times and places, as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.

8. STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.

9. CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser's code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser's code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

10. CERTAIN RECORDS.

              (a) Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5),
(6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

              (b) Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser's Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties' request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

11. LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses ("collectively" claims) arising out of this Agreement, except to the extent such claims arise out of:
(a) Sub-Adviser's or Agent's negligence, bad faith or willful misfeasance; or
(b) Sub-Adviser's or Agent's breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited.

12. INDEMNIFICATION.

(a) Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser's or Agent's negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser's or Agent's breach of this Agreement.

(b) CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers, members, owners and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser's or Agent's negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser's or Agent's breach of this Agreement.

13. CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement ("Confidentiality Agreement") previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Schwab Customer Information (as that term is defined in the Confidentiality Agreement) which will be held by Sub-Adviser in strict confidence in perpetuity and which will be used by Sub-Adviser only to perform the Services and for no other purpose. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.

14. PUBLICITY. During and after the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties' prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties' prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media.

15. DURATION AND TERMINATION.

              (a) This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if CSIM obtains exemptive relief from the SEC permitting it to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders.

This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" will be construed in a manner consistent with the 1940 Act.

              (b) This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of a Fund on not more than 60 days' written notice to the Sub-Adviser, or by CSIM upon 90 days' written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, "with cause" means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser's ability to perform the Services.

              (c) This Agreement may not be terminated by the Sub-Adviser prior to January 1, 2003. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days' written notice to CSIM. In addition, this Agreement may be terminated, with cause, by Sub-Adviser, at any time, without payment of any penalty by Sub-Adviser, upon written notice to CSIM. As used herein, "with cause" means:
(i) any material breach of the Agreement by CSIM; (ii) any federal or state regulatory violation by CSIM; and (iii) any material financial or other impairment that in the reasonable judgment of Sub-Adviser impairs CSIM's ability to perform its obligations under this Agreement.

              (d) This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

              (e) Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms "assignment", "interested persons," and a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.
//
//
//

16. NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

              CSIM:        Charles Schwab Investment Management, Inc.
                           101 Montgomery Street
                           San Francisco, CA  94104
                           Attention: Treasurer
                           Telephone: (415) 667-3901
                           Facsimile: (415) 667-3800

              Sub-Adviser: Berger LLC
                           210 University Blvd., #800
                           Denver, CO   80206
                           Attention: Anthony R. Bosch
                           Telephone: (303) 336-4568
                           Facsimile: (303) 329-8719

17. NONCOMPETE PROVISIONS. Except as set forth in Schedule D, Sub-Adviser is not and will not become a party to any noncompete agreement or other agreement or arrangement that would restrict, limit or otherwise interfere with the ability of Schwab Parties and their affiliates to employ or engage any person or entity, now or in the future, to provide investment advisory or other services.

18. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

19. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control.

20. MISCELLANEOUS.

              (a) This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

              (b) This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

              (c) Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

              (d) Company refers to Schwab Capital Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust dated May 7, 1993. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

              (e) As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


Charles Schwab Investment Management, Inc.



By:
     -------------------------------------
     Name:
     Title:


Berger LLC



By:
     -------------------------------------
     Name: Jack R. Thompson
     Title: President

                                   SCHEDULE A
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                                   BERGER LLC

FUND(S)

Schwab Multi-Manager Balanced Fund.

Effective Date of this Schedule A: January __, 2002.

                                   SCHEDULE B
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                                   BERGER LLC

FEES

Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365-day year, equivalent to the applicable fee percentage set forth below ("Company Percentage"). Sub-Adviser represents and warrants that the Company Percentage now is and in the future will be equal to or less than the applicable fee percentage payable to Sub-Adviser under any other advisory or sub-advisory agreement for comparable investment advisory services (each a "Third Party Percentage"). If at any times, the Company Percentage is greater than any Third Party Percentage, the Company Percentage will be reduced to the lowest Third Party Percentage, including with respect to any advisory or sub-advisory agreement amended or entered into by Sub-Adviser after the effective date of this Schedule. Fees will be paid within 30 days following the end of each calendar quarter.

COMPANY PERCENTAGE

50 Basis points on all assets

Effective Date of this Schedule B: January __, 2002

                                   SCHEDULE C
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                                   BERGER LLC

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT is attached hereto.

Effective Date of this Schedule C: January __, 2002.

                                   SCHEDULE D
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                   CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.
                                       AND
                                   BERGER LLC

NONCOMPETE PROVISIONS:

None.

Effective Date of this Schedule D: January __, 2002.